VAALCO ENERGY ANNOUNCES NEW DIRECTOR

HOUSTON, TEXAS – March 4, 2010 – VAALCO Energy, Inc. (NYSE: EGY) today announced that John J. Myers, Jr. has been appointed to the Company’s Board of Directors.

Mr. Myers, a Chartered Financial Analyst, was the founder and Managing Partner of a successful energy investment hedge fund until his retirement in 2009. He has over twenty-five years of energy industry experience having served as an equity analyst for various investment banking firms before becoming a fund manager

“John brings to VAALCO an in depth knowledge of our industry at a critical period in our growth,” stated Robert L. Gerry, III, Chairman and CEO of the company. “His broad based experience in analyzing corporate performance, structure and transactions will be a valued addition to our deliberations as we search for future strategic opportunities.”

Mr. Myers will stand for election to the Board of Directors at VAALCO’s Annual Meeting of Shareholders scheduled for June 2, 2010

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The Company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

Investor Contact

Greg Hullinger

Chief Financial Officer

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